================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                January 26, 2006

                         The Estee Lauder Companies Inc.
             (Exact name of registrant as specified in its charter)

    Delaware                           1-14064                11-2408943
(State or other jurisdiction  (Commission File Number)    (IRS Employer
 of incorporation)                                         Identification No.)


767 Fifth Avenue, New York, New York                            10153
(Address of principal executive offices)                      (Zip Code)

               Registrant's telephone number, including area code
                                  212-572-4200

                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))
================================================================================

ITEM  2.02  Results of Operations and Financial Condition.

On January 26, 2006, The Estee Lauder Companies Inc. (the "Company") issued a press release announcing its financial results for the fiscal quarter and six months ended December 31, 2005. The release also includes estimates for its fiscal 2006 second half and full year net sales and diluted earnings per share from continuing operations. A copy of the press release is furnished with this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

ITEM  9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.    Description
-----------    -----------

   99.1        Press release dated January 26, 2006 of The Estee Lauder
               Companies Inc.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       THE ESTEE LAUDER COMPANIES INC.

Date:  January 26, 2006              By:   /s/RICHARD W. KUNES
                                       -------------------------------

                                              Richard W. Kunes
                                          Executive Vice President
                                         and Chief Financial Officer
                                         (Principal Financial and
                                            Accounting Officer)

                         THE ESTEE LAUDER COMPANIES INC.

                                  EXHIBIT INDEX



Exhibit No.  Description
-----------  -----------

   99.1      Press release dated January 26, 2006 of The Estee Lauder Companies
             Inc.

                                                                    Exhibit 99.1



THE                                                                         News
ESTEE                                                                   Contact:
LAUDER                                                       Investor Relations:
COMPANIES INC.                                                   Dennis D'Andrea
                                                                  (212) 572-4384
767 Fifth Avenue
New York, NY  10153
                                                                Media Relations:
                                                                    Sally Susman
                                                                  (212) 572-4430
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:

                     ESTEE LAUDER COMPANIES DELIVERS STRONG
                             SECOND QUARTER EARNINGS

          DILUTED EPS FROM CONTINUING OPERATIONS INCREASES 14% TO $.70

                       UPDATE ON COST SAVINGS INITIATIVES

New York, NY, January 26, 2006 - The Estee Lauder Companies Inc. (NYSE: EL) today reported net sales for its second fiscal quarter ended December 31, 2005 of $1.78 billion, a 3% increase over the $1.74 billion reported in the prior year. Excluding the impact of foreign currency translation, net sales rose 5%.

The Company reported net earnings from continuing operations for the quarter ended December 31, 2005 of $150.4 million, up 8% from $139.7 million last year. Diluted earnings per common share from continuing operations for the quarter rose 14% to $.70 from $.61 reported in the comparable prior-year quarter. Net earnings and diluted earnings per share for the quarter decreased 41% and 38%, respectively, compared with the prior-year quarter. The decreases were due to a charge associated with the Company's Stila business, which was designated as discontinued operations as of September 30, 2005.

William P. Lauder, President and Chief Executive Officer, said, "Our results this quarter were led by a solid performance from our international operations, while sales in the United States reflected a mixed retail environment. Enhanced focus and execution on cost containment in all areas of our business contributed sharply to our strong earnings. We continue to show progress on our strategic initiatives to drive strong top-line growth, provide further cost savings and generate significant and sustainable profit growth."

Results by Product Category
---------------------------

Net sales of skin care products for the quarter increased 4% to $644.1 million on a reported basis and rose 7% in local currencies. Skin care benefited from higher sales of Perfectionist [CP+], Re-Nutriv Ultimate Lifting Serum and Resilience Lift Extreme Ultra Firming Cremes by Estee Lauder, and Repairwear Deep Wrinkle Concentrate, Turnaround Concentrate Visible Skin Renewer and the 3-Step Skin Care System from Clinique. Net sales also reflected lower sales of certain existing products such as Perfectionist Correcting Serum for Lines/Wrinkles/Age Spots and other Resilience Lift products by Estee Lauder.

Makeup sales for the quarter rose a strong 11% to $642.3 million on a reported basis and increased 13% in local currencies. This increase primarily reflected solid growth from the Company's makeup artist brands, M.A.C and Bobbi Brown. Sales growth was also generated from new or recently launched products like Repairwear Anti-Aging Makeup SPF 15 and Coulour Surge Butter Shine Lipstick from Clinique, and Individualist Natural Finish Makeup and Tender Blush from Estee Lauder. Lower sales of certain existing products like Superbalanced Compact Makeup SPF 20 from Clinique and So Ingenious by Estee Lauder partially offset these positive results.

Fragrance sales decreased 11% to $407.9 million on a reported basis and declined 9% in local currencies compared to the prior-year quarter, reflecting continued challenges in this category. Lower sales of certain Tommy Hilfiger fragrances, Estee Lauder Beyond Paradise fragrances, as well as various fragrances from Clinique, contributed to the decrease. Partially offsetting these decreases were higher sales from the continued success of DKNY Be Delicious and recent launches of True Star Men from Tommy Hilfiger and DKNY Be Delicious Men.

Sales of hair care products and services for the quarter rose 11% to $79.2 million on a reported basis and also increased 11% in local currencies, due primarily to higher sales at Aveda and Bumble and bumble. Aveda net sales growth was due to strong demand for professional color products and the recent launch of Damage Remedy hair care products. Higher sales at Bumble and bumble were primarily due to new points of distribution as well as the success of existing and new products.

Operating income increased in skin care and makeup due to higher sales. Fragrance operating income decreased reflecting the continued soft fragrance business and, to a lesser extent, expenses related to development of new products and brands. Hair care operating results declined due to expenses related to the integration of an acquired distributor business, customer retention programs, as well as initial costs for expanded points of distribution. Overall, operating income benefited from a shift in certain advertising and promotional activities to the latter part of the fiscal year.

Results by Geographic Region
----------------------------

In the Americas, net sales for the quarter increased 1% to $878.8 million. The increase was led by strong growth in the makeup and hair care product categories and overall growth in the Company's online business, Canada and Mexico. Sales in the region were tempered by decreases in certain core brands which are facing challenges, particularly in the fragrance category. Additionally, incremental provisions for anticipated sales returns resulting from the announced store closings by certain retailer groups, and the loss of sales to retail locations that remained closed during the quarter due to the hurricanes in the southern United States, negatively affected this region. Operating income in the Americas decreased primarily due to incremental expenses related to new accounting rules for stock-based compensation and the above mentioned provision for anticipated sales returns.

In Europe, the Middle East & Africa, net sales increased 5% from the prior-year period to $658.9 million, and rose 11% in local currency. In constant currency, the higher sales were led by the United Kingdom, the Company's travel retail business, Spain, Russia and Switzerland. Partially offsetting these results were lower sales in Germany and France. Operating profitability increased primarily due to improved results in travel retail, France, Germany, South Africa, Switzerland and Spain, partially offset by declines in the United Kingdom and Greece.

Asia/Pacific net sales grew 3% over the prior-year quarter to $246.2 million. On a local currency basis, this region's net sales rose 5% led by double-digit increases in China and Hong Kong, and strong growth in Korea. These increases were partially offset by lower sales in Australia and Japan. Operating profit in the region increased, reflecting higher results in Korea, China and Japan, partially offset by lower results in Australia and Taiwan.

Six-Month Results
-----------------

For the six months ended December 31, 2005, the Company reported net sales of $3.28 billion, a 2% increase from $3.23 billion in the comparable prior-year period. Excluding the impact of foreign currency translation, net sales rose 3%. The Company reported net earnings from continuing operations of $212.2 million for the six months compared with $235.4 million in the same period last year. Diluted earnings per common share from continuing operations for the six months ended December 31, 2005 were $.97, compared with $1.02 reported in the prior-year period. Net earnings and diluted earnings per share for the six months decreased 40% and 37%, respectively, compared with the prior-year period. The decreases include a charge associated with the Company's Stila business, which was designated as discontinued operations as of September 30, 2005.

Cash Flows
----------

For the six months ended December 31, 2005, the Company generated $388.7 million in cash flow provided by operating activities from continuing operations, a 28% increase compared with $304.6 million in the prior-year period. The change primarily reflects changes in certain working capital components, partially offset by lower net earnings from continuing operations. Operating cash flow was utilized primarily for capital investments, the repurchase of shares of the Company's Class A Common Stock and dividend payments.

Estimate of Fiscal 2006 Second Half and Full Year
-------------------------------------------------

Net sales for the second half of fiscal 2006 are expected to grow approximately 4% in constant currency. Foreign currency translation is estimated to negatively impact second half sales by approximately 2.5 percent, versus the second half of fiscal 2005. Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific and the Americas, followed by Europe, the Middle East & Africa. On a product category basis, in constant currency, sales in hair care and fragrance are expected to be the leading growth categories, followed by makeup and skin care. The Company expects to achieve diluted earnings per share from continuing operations of between $.64 and $.71 for the second half, including approximately $.26 per share impact of one-time charges associated with the Company's savings initiatives. Profitability in the Company's fiscal third quarter ending March 31, 2006, in particular, is expected to be impacted by the one-time charges, the shift in certain advertising and promotional spending, store closings and/or business disruptions related to retailer consolidation, as well as the timing of planned marketing programs. The combined impact of these factors is expected to result in the Company's fiscal 2006 third quarter net earnings from continuing operations being significantly below the same prior-year period. The fiscal fourth quarter, therefore, should show a substantial increase in net earnings from continuing operations versus the prior year quarter.

For the Company's fiscal 2006 full-year results, net sales are expected to grow approximately 3% in constant currency. The Company expects foreign currency to negatively impact its reported results by approximately 1.5% versus fiscal 2005. At the same time the Company expects to achieve diluted earnings per share from continuing operations of between $1.61 and $1.68 for the fiscal 2006 year, including approximately $.26 per share impact of one-time charges associated with the Company's savings initiatives. Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific and Europe, the Middle East & Africa, followed by the Americas. On a product category basis, in constant currency, sales in hair care and makeup are expected to be the leading sales growth categories, followed by skin care, while fragrance is expected to post a decline.

In connection with its previously announced cost savings initiatives, the Company expects to deliver approximately $45 million in incremental savings in the current fiscal year ending June 30, 2006. The table below reflects the components of the expected cost savings.

                                                          Fiscal 2006 Full Year
                                                          ---------------------
                                                        (Unaudited; In millions)

Organizational efficiencies..........................            $24
Overhead efficiencies................................             12
Advertising and promotional effectiveness............              9
                                                                 ---
Total savings opportunities..........................            $45
                                                                 ===

The annual savings related to these initiatives in future years is expected to be approximately $75 million. During the current quarter, the Company recorded a $1.6 million charge related to the implementation of certain cost savings. The Company also expects to record in the second half of fiscal 2006 one-time charges associated with these savings initiatives of approximately $88.5 million, with the majority occurring in the quarter ending March 31, 2006.

Forward-Looking Statements
--------------------------

The forward-looking statements in this press release, including those containing words like "expect," "believe," "planned," "may," "could," "should," "anticipate," "estimate," those in Mr. Lauder's remarks and those in the "Estimate of Fiscal 2006 Second Half and Full Year" section involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the following:
     (1) increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
     (2) the Company's ability to develop, produce and market new products on which future operating results may depend;
     (3) consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company's products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company's competitors and ownership of competitors by the Company's customers that are retailers;
     (4) shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
     (5) social, political and economic risks to the Company's foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
     (6) changes in the laws, regulations and policies that affect, or will affect, the Company's business, including those relating to its products, changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
     (7) foreign currency fluctuations affecting the Company's results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company's operating and manufacturing costs outside of the United States;
     (8) changes in global or local conditions, including those due to natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness of consumers to travel, the financial strength of the Company's customers or suppliers, the Company's operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the cost and availability of raw materials and the assumptions underlying the Company's critical accounting estimates;
     (9) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company's supply of a particular type of product (i.e., focus factories) or at the Company's distribution and inventory centers;
     (10) real estate rates and availability, which may affect the Company's ability to increase the number of retail locations at which the Company sells its products and the costs associated with the Company's other facilities;
     (11) changes in product mix to products which are less profitable;
     (12) the Company's ability to acquire, develop or implement new information and distribution technologies, on a timely basis and within the Company's cost estimates;
     (13) the Company's ability to capitalize on opportunities for improved efficiency, such as publicly-announced cost-savings initiatives and the disposition of Stila, and to integrate acquired businesses and realize value therefrom;
     (14) consequences attributable to the events that are currently taking place in the Middle East, including terrorist attacks, retaliation and the threat of further attacks or retaliation;
     (15) the impact of repatriating certain of the Company's foreign earnings to the United States in connection with The American Jobs Creation Act of 2004; and
     (16) additional factors as described in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

     The Company assumes no responsibility to update forward-looking statements made herein or otherwise.


The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 130 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown, Tommy Hilfiger, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, Rodan + Fields, American Beauty, Flirt!, Good Skin TM, Donald Trump The Fragrance, Grassroots and Sean John.

An electronic version of this release can be found at the Company's website, www.elcompanies.com.
--------------------

                                - Tables Follow -

                                                    THE ESTEE LAUDER COMPANIES INC.

                                                    SUMMARY OF CONSOLIDATED RESULTS
                                            (Unaudited; In millions, except per share data)

                                                              Three Months Ended                 Six Months Ended
                                                                  December 31      Percent          December 31    Percent
                                                              --------------------             -------------------
                                                                2005       2004     Change       2005       2004    Change
                                                                ----       ----     ------       ----       ----    ------

Net Sales.................................................    $ 1,783.9  $ 1,736.3    2.7%    $ 3,281.0  $ 3,226.6    1.7%
Cost of sales.............................................        458.5      443.9                878.0      851.6
                                                              ---------  ---------            ---------  ---------
Gross Profit..............................................      1,325.4    1,292.4    2.6%      2,403.0    2,375.0    1.2%
                                                              ---------  ---------            ---------  ---------
       Gross Margin.......................................         74.3%      74.4%                73.2%      73.6%

Operating expenses:
   Selling, general and administrative....................      1,073.1    1,059.7              2,045.6    1,986.0
   Cost savings initiative (A)............................          1.6       -                     1.6       -
                                                              ---------  ---------            ---------  ---------
                                                                1,074.7    1,059.7    1.4%      2,047.2    1,986.0    3.1%
                                                              ---------  ---------            ---------  ---------
               Operating Expense Margin...................         60.2%      61.0%                62.4%      61.6%

Operating Income .........................................        250.7      232.7    7.7%        355.8      389.0   (8.5)%
       Operating Income Margin............................         14.1%      13.4%                10.8%      12.0%

Interest expense, net.....................................          6.9        3.3                 12.5        7.4
                                                              ---------  ---------            ---------  ---------
Earnings before Income Taxes, Minority Interest
   and Discontinued Operations............................        243.8      229.4    6.3%        343.3      381.6  (10.0)%
Provision for income taxes................................         90.2       86.3                126.0      142.6
Minority interest, net of tax.............................         (3.2)      (3.4)                (5.1)      (3.6)
                                                              ---------  ---------            ---------  ---------
Net Earnings from Continuing Operations...................        150.4      139.7    7.7%        212.2      235.4   (9.9)%
Discontinued operations, net of tax (B)...................        (68.7)      (1.4)               (72.0)      (2.1)
                                                              ---------  ---------            ---------  ---------
Net Earnings..............................................    $    81.7  $   138.3  (40.9)%   $   140.2  $   233.3  (39.9)%
                                                              =========  =========            =========  =========

Basic net earnings per common share:
   Net earnings from continuing operations................    $     .70  $     .62    13.1%   $     .97  $    1.04   (6.3)%
   Discontinued operations, net of tax....................         (.32)      (.01)                (.33)      (.01)
                                                              ---------  ---------            ---------  ---------
   Net earnings ..........................................    $     .38  $     .61   (38.0)%  $     .64  $    1.03  (37.5)%
                                                              =========  =========            =========  =========

Diluted net earnings per common share:
   Net earnings from continuing operations................    $     .70  $     .61    13.8%   $     .97  $    1.02   (5.8)%
   Discontinued operations, net of tax....................         (.32)      (.01)                (.33)      (.01)
                                                              ---------  ---------            ---------  ---------
   Net earnings ..........................................    $     .38  $     .60   (37.5)%  $     .64  $    1.01  (37.1)%
                                                              =========  =========            =========  =========

Weighted average common shares outstanding:
   Basic..................................................        214.7      225.6                217.7      226.4
   Diluted................................................        216.6      229.2                220.1      230.2

(A) As part of an initiative to reduce expenses, the Company offered a voluntary separation program to North America-based employees. During the current quarter, the Company recorded a $1.6 million charge related to the implementation of this cost savings initiative. The charge represents the initial cost relating to one element of the program. Additional non-recurring expenses of approximately $88.5 million related to the Company's cost savings initiatives are expected to be incurred during the remainder of fiscal 2006.
(B) On September 30, 2005, the Company committed to a plan to sell the assets and operations of its reporting unit that markets and sells Stila brand products and to actively seek a buyer for the brand. Following this decision, and as a result of the Company's efforts to sell the assets and operations of this reporting unit during the quarter ended December 31, 2005, the Company recorded a charge of $68.7 million (net of $14.2 million tax benefit) and $72.0 million (net of $16.2 million tax benefit) as discontinued operations for the three months and six months ended December 31, 2005, respectively. The charge reflects the anticipated loss on sale of the business of $65.5 million, net of tax, and the operating loss of $3.2 million and $6.5 million, net of tax, for the three months and six months ended December 31, 2005, respectively. Net sales associated with the discontinued operations were $12.0 million and $25.6 million for the three and six months ended December 31, 2005, respectively. All statement of earnings information for the prior periods has been restated for comparative purposes, including the restatement of the makeup product category and each of the geographic regions.

                                                    THE ESTEE LAUDER COMPANIES INC.

                                                    SUMMARY OF CONSOLIDATED RESULTS
                                                    (Unaudited; Dollars in millions)

                                       Three Months Ended                             Six Months Ended
                                            December 31         Percent Change          December 31           Percent Change
                                      --------------------  ----------------------   ------------------   ----------------------

                                                            Reported     Local                            Reported     Local
                                        2005       2004       Basis    Currency       2005       2004       Basis    Currency
                                        ----       ----       -----    --------       ----       ----       -----    --------

NET SALES
By Region:
   The Americas.....................  $  878.8   $  870.2      1.0%       0.7%      $1,759.8   $1,750.0      0.6%       0.1%
   Europe, the Middle East & Africa.     658.9      626.4      5.2%      11.0%       1,076.4    1,048.4      2.7%       6.3%
   Asia/Pacific.....................     246.2      239.7      2.7%       4.8%         444.8      428.2      3.9%       3.5%
                                      --------   --------                           --------   --------
     Total..........................  $1,783.9   $1,736.3      2.7%       5.0%      $3,281.0   $3,226.6      1.7%       2.6%
                                      ========   ========                           ========   ========


By Product Category:
   Skin Care........................  $  644.1   $  617.4      4.3%       6.9%      $1,167.5   $1,141.7      2.3%       3.2%
   Makeup...........................     642.3      578.4     11.0%      13.1%       1,247.2    1,164.1      7.1%       7.8%
   Fragrance........................     407.9      458.6    (11.1)%     (8.8)%        701.1      770.3     (9.0)%     (7.8)%
   Hair Care........................      79.2       71.6     10.6%      11.5%         149.6      134.7     11.1%      11.2%
   Other............................      10.4       10.3      1.0%       1.9%          15.6       15.8     (1.3)%     (0.6)%
                                      --------   --------                           --------   --------
     Total..........................  $1,783.9   $1,736.3      2.7%       5.0%      $3,281.0   $3,226.6      1.7%       2.6%
                                      ========   ========                           ========   ========


OPERATING INCOME
By Region:
   The Americas.....................  $   78.0   $   86.0     (9.3)%                $  158.4   $  194.5    (18.6)%
   Europe, the Middle East & Africa.     132.0      117.1     12.7%                    154.4      159.1     (3.0)%
   Asia/Pacific.....................      40.7       29.6     37.5%                     43.0       35.4     21.5%
                                      --------   --------                           --------   --------
     Total..........................  $  250.7   $  232.7      7.7%                 $  355.8   $  389.0     (8.5)%
                                      ========   ========                           ========   ========


By Product Category:
   Skin Care........................  $  132.8   $  120.9      9.8%                 $  171.6   $  185.7     (7.6)%
   Makeup...........................      91.8       74.6     23.1%                    152.3      140.4      8.5%
   Fragrance........................      17.6       27.2    (35.3)%                    16.6       49.5    (66.5)%
   Hair Care........................       7.5        9.3    (19.4)%                    12.8       12.1      5.8%
   Other............................       1.0        0.7     42.9%                      2.5        1.3     92.3%
                                      --------   --------                           --------   --------
     Total..........................  $  250.7   $  232.7      7.7%                 $  355.8   $  389.0     (8.5)%
                                      ========   ========                           ========   ========


                                                     THE ESTEE LAUDER COMPANIES INC.

                                                 CONDENSED CONSOLIDATED BALANCE SHEETS
                                                       (Unaudited; In millions)

                                                                         December 31         June 30       December 31
                                                                            2005              2005            2004
                                                                            ----              ----            ----
                                     ASSETS
Current Assets
Cash and cash equivalents..............................................   $   370.3        $   553.3        $   577.9
Accounts receivable, net...............................................       832.3            776.6            844.4
Inventory and promotional merchandise, net.............................       726.6            768.3            699.1
Prepaid expenses and other current assets..............................       227.6            204.4            283.1
Assets held for sale...................................................        44.8                -                -
                                                                          ---------        ---------        ---------
     Total Current Assets..............................................     2,201.6          2,302.6          2,404.5
                                                                          ---------        ---------        ---------

Property, Plant and Equipment, net.....................................       693.2            694.2            683.1
Other Assets  .........................................................       806.2            889.0            867.2
                                                                          ---------         --------        ---------
     Total Assets......................................................   $ 3,701.0        $ 3,885.8        $ 3,954.8
                                                                          =========        =========        =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Short-term debt........................................................   $   209.6        $   263.6       $     80.4
Accounts payable.......................................................       244.6            249.4            293.6
Other current liabilities..............................................     1,071.7            984.7          1,091.6
Liabilities related to assets held for sale............................         4.8                -                -
                                                                          ---------        ---------       ----------
     Total Current Liabilities.........................................     1,530.7          1,497.7          1,465.6
                                                                          ---------        ---------       ----------

Noncurrent Liabilities
Long-term debt.........................................................       441.6            451.1            472.8
Other noncurrent liabilities and minority interest.....................       241.1            244.2            215.1
Total Stockholders' Equity.............................................     1,487.6          1,692.8          1,801.3
                                                                          ---------        ---------       ----------
     Total Liabilities and Stockholders' Equity........................   $ 3,701.0        $ 3,885.8       $  3,954.8
                                                                          =========        =========       ==========


                                                        SELECTED CASH FLOW DATA
                                                       (Unaudited; In millions)
                                                                                                 Six Months Ended
                                                                                                    December 31
                                                                                               ---------------------

                                                                                                   2005         2004
                                                                                                   ----         ----
Cash Flows from Operating Activities
   Net earnings.........................................................................        $ 140.2     $  233.3
   Depreciation and amortization........................................................           97.1         94.5
   Deferred income taxes................................................................          (18.6)        22.1
   Discontinued operations..............................................................           72.0          -
   Other items..........................................................................           27.0          9.0
   Changes in operating assets and liabilities:
       Increase in accounts receivable, net.............................................          (76.0)      (128.6)
       Decrease (increase) in inventory and promotional merchandise, net................           23.8        (15.1)
       Increase in accounts payable and other accrued liabilities.......................          132.3         91.0
       Other operating assets and liabilities, net......................................           (9.1)        (1.6)
                                                                                                -------     --------
         Net cash flows provided by operating activities from continuing operations.....        $ 388.7     $  304.6
                                                                                                =======     ========

   Capital expenditures.................................................................          104.0        110.0
   Payments to acquire treasury stock...................................................          305.8        187.7
   Dividends paid.......................................................................           85.4         90.1

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